InSight Health Corp. 26250 Enterprise Court Suite 100 Lake Forest, CA 92630-8405 Telephone - 949.282.6000 Facsimile - 949.452.0253
November 18, 2009
PERSONAL AND CONFIDENTIAL
Steven M. King
2327 Casa Hermosa Ct.
Encinitas, California 92024
     Re: Separation Agreement
Dear Steven:
     This Letter Agreement (“Agreement”) sets forth the terms and conditions of your separation from InSight Health Services Holdings Corp. (“InSight” or “Company”) and InSight Health Services Corp. (“IHSC”), in each case effective December 6, 2009 (“Effective Date”). InSight will pay your earned wages and any unused accrued vacation through December 6, 2009, regardless of whether you sign this Agreement, and the other amounts and benefits set forth below upon the terms and under the conditions set forth in this Agreement.
     In consideration of the mutual covenants and promises made in this Agreement, you and InSight agree as follows:
     Termination. On the Effective Date your employment, and any and all positions you held with InSight and any of its subsidiary or affiliated entities (collectively “InSight Companies”) is terminated, and as of that date you relinquish any and all of your authorities with each of those companies. You and the Company agree that the Executive Employment Agreement dated as of October 27, 2008 between you and IHSC (“Employment Agreement”) is hereby terminated in its entirety and you shall not be entitled to any monetary compensation, including any salary in lieu of notice, or any fringe benefits, perquisites or other employment benefits from the InSight Companies, except as provided in this Agreement, which supersedes the Employment Agreement in all respects.
     Separation Payments. In addition to your final paycheck and payment for any unused accrued vacation through and including the Effective Date, in accordance with the “Consideration Period” and “Revocation Period” (defined below), and in consideration for your signing this Agreement, InSight agrees to pay you a gross amount equal to $255,000, which is an

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November 18, 2009

amount equal to your annual salary rate, less applicable taxes and withholdings required by law, pursuant to the following schedule: (i) one payment in the gross amount of $127,500, less applicable taxes and withholdings required by law, on June 7, 2010 (the period between the Effective Date and the first payment date is referred to herein as the “Delay Period”), and (ii) thirteen (13) payments in the gross amount of $9,808, less applicable taxes and withholdings required by law, on a regular payroll basis beginning on June 18, 2010 (the payments pursuant to clauses (i) and (ii) are referred to herein collectively as the “Separation Payments). The Separation Payments will be sent to your home address as set forth above. Notwithstanding the foregoing, in the event that you breach any of the terms and conditions of this Agreement, you shall no longer be entitled to receive any benefits or Separation Payments following the date of such breach.
     FY 2010 Incentive Compensation. Because of your separation from the Company you will not be eligible for any compensation under the Company’s Three-Year Executive Compensation Plan (or any other Company compensation plan) for fiscal 2010 or any later periods pursuant to the terms and conditions of such Plan.
     Benefits. As additional consideration for this Agreement, the Company agrees to continue the employee benefits specified in this paragraph until the first of the following occurs: (a) expiration of the three hundred sixty-five (365) day period following the Effective Date; or (b) until you are eligible for employment benefits as the result of full-time employment with another employer (regardless as to the amount or types of benefits provided by such other employer). The benefits you will receive during the applicable period are life insurance, medical, health and accident, and disability plans or programs covering you and any dependents under the same terms and conditions as if you had not been terminated, including the payment by you of required premiums and co-payments that are to be made by you. Subject to the last sentence of this paragraph, in the event that the Company is not able to keep you on the existing Company plans for health insurance, during the period specified in (a) above, the Company will pay both the Company and employee portion of all health insurance premiums for continuation coverage under COBRA (as defined below) for you and any currently insured dependents and you shall be responsible for the payment of the amount of any required deductibles and co-payments as you were responsible for under the plans immediately prior to the Effective Date. The Company’s agreement to provide these benefits during the applicable period is contingent upon your participation being permissible under the general terms and provisions of such plans and programs and contingent upon the Company’s right to amend or terminate any employee benefit plans which are applicable generally to the Company’s employees. In the event of either of these contingencies, you will cease to receive these benefits effective the date of the occurrence of the contingency. However, in such an event, the Company agrees to arrange to provide you with benefits and costs substantially similar to those you would have received if you had remained employed with the Company for the applicable period or its remainder as the Company may obtain for the same costs it would have paid if you had remained employed by the Company. You agree and acknowledge that certain of the Company’s benefit plans will change in connection with the calendar year 2010, and will be different from the benefits that the

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November 18, 2009

Company offered during calendar year 2009. Notwithstanding anything to the contrary, you shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse you, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to you, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the payment schedule set forth above for Separation Payments.
     Stock Options. All of the stock options granted to you under the Company’s 2008 Employee Stock Option Plan are hereby forfeited and cancelled and you shall have no rights to exercise such stock options or receive any consideration in respect of such stock options under any circumstances.
     Release. In consideration of this Agreement, you hereby release, waive and forever discharge the Company, its direct and indirect subsidiaries and affiliates, affiliated persons, partnerships and corporations, successors and assigns, and all of their past and present directors, members, partners, contractors, distributors, officers, stockholders, consultants, agents, representatives, attorneys, employees, employee benefit plans and plan fiduciaries (collectively, the “Company Releasees”), individually and collectively, from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, suspected or unsuspected, known or unknown, past or present, that you have ever had, may now have, or may later assert against any of the Company Releasees, concerning, arising out of or related to your employment by or the performance of any services to or on behalf of any of the InSight Companies or the termination of that employment, those services and your positions with the InSight Companies, from the beginning of time to the Effective Date (hereinafter referred to as “Executive’s Claims”), including without limitation: (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws, as amended, including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991 (including but not limited to Title VII), the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the Older Workers’ Benefit Protection Act, the California Fair Employment and Housing Act, the California Industrial Welfare Commission Wage Orders, the California Family Rights Act, the California Civil Code, and the California Labor Code and/or any similar state anti-discrimination and employment statutes; and (ii) any and all other of Executive’s Claims arising out of or related to any contract or employment agreement, any and all other federal, state or local constitutions, statutes, rules or regulations, or under the laws of any country or political subdivision, or under any common law right of any kind whatsoever. You also agree to waive all rights to sue or obtain equitable, remedial or punitive relief, arising out of or related to Executive’s Claims, from any or all Company Releasees of any kind whatsoever including, without limitation, reinstatement, back pay, front pay, attorney’s fees and any form of injunctive relief. Notwithstanding the foregoing, this Agreement shall not affect any of your rights or

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November 18, 2009

obligations under (a) the InSight Health Services Corp. 401(k) Savings Plan (“InSight 401(k) Plan”), (b) the Indemnification Agreement executed by you and the Company and IHSC dated October 27, 2008 (“Indemnification Agreement”), (c) the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), (d) workers’ compensation or unemployment insurance benefits claims, or (e) the terms of this Agreement.
     You hereby waive and relinquish all rights and benefits afforded by California Civil Code Section 1542. You understand and acknowledge the significance and consequences of this specific waiver of Section 1542. California Civil Code Section 1542 states as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
     To the fullest extent permitted by law, you represent, warrant and agree not to lodge or assist anyone else in lodging any formal or informal complaint in court, with any federal, state or local agency or any other forum, in any jurisdiction, arising out of or related to Executive’s Claims. You hereby represent and warrant that you have not brought any complaint, claim, charge, action or proceeding against any of the Company Releasees in any jurisdiction or forum, nor assisted or encouraged any other person or persons in doing so. You further represent and warrant that you have not in the past and will not in the future assign any of Executive’s Claims to any person, corporation or other entity.
     Your execution of this Agreement (without revocation) operates as a complete bar and defense against any and all of Executive’s Claims against the Company and each of the other Company Releasees to the maximum extent permitted by law. If you should hereafter make any of Executive’s Claims in any charge, complaint, action, claim or proceeding against the Company or any of the other Company Releasees, this Agreement may be raised as, and shall constitute a complete bar to, any such charge, complaint, action, claim or proceeding. You agree to disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of any administrative investigation or proceeding against any of the Company Releasees.
     Continuing Obligations to Company. You understand and agree that you have continuing obligations to the Company as set for in Exhibit A attached hereto, which are incorporated herein by reference and made a part hereof, from the date hereof and continuing as set forth therein. Should you have a legitimate question as to whether a particular prospective employment would be in breach of your obligations under Exhibit A you may make an inquiry to the Company prior to accepting such a position and if the Company determines that such potential employment will not be a breach of Exhibit A, it will so advise you and/or your prospective employer in writing.
     Cooperation. During the period from the Effective Date to your receipt of the final Separation Payment, but not to exceed five (5) hours per month, you may be asked questions by

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November 18, 2009

the Company, its employees, outside advisors or attorneys relating to your former duties, to which you agree to respond in a reasonably timely and responsible manner by providing such information as may be within your knowledge. You and the Company acknowledge and agree that you may have future employment and other obligations that may limit the amount of your time available to cooperate with the Company under this paragraph and thus your reasonable cooperation will take into account any such limitations. The Company agrees to reimburse you for all your reasonably incurred out-of-pocket expenses incurred in satisfying your obligations under this paragraph.
     Return of InSight Property; Expenses. As set forth in Exhibit A, you agree to immediately return, not later than the earlier to occur of your ceasing to provide services hereunder and the Effective Date, all Company property and equipment in your possession or under your control, including, but not limited to, credit cards, keys, building access cards, manuals, notebooks, financial statements, Blackberry, cell phone, reports and any other Company property. You should in a timely manner submit to InSight all outstanding business expenses incurred by you through the Effective Date, for reconciliation and payment in accordance with the Company’s policies.
     Legal Representation. You acknowledge that you have had the opportunity to receive the advice of independent legal counsel prior to the execution of this Agreement and the opportunity to receive an explanation from legal counsel of the legal nature and effect of this Agreement, and you have fully exercised that opportunity to the extent desired and you understand the terms and provisions of this Agreement and its nature and effect. You further represent that you are entering into this Agreement freely and voluntarily.
     No Admission of Liability. Nothing contained in this Agreement or the fact that InSight has signed this Agreement shall be considered as admission of any liability whatsoever by InSight. This Agreement may not be introduced in any action or proceeding by anyone for any purpose except to evidence or to enforce its terms.
     Confidentiality. As a material inducement to InSight to enter into this Agreement and as an indivisible part of the consideration to be received for entering into this Agreement and for the performance of obligations under this Agreement by each party to this Agreement, you agree that you will not disclose, disseminate, and/or publicize or cause or permit to be disclosed, disseminated, and/or publicized, any of the specific terms of this Agreement, any claims or allegations or the basis for any claims or allegations, which were or could have been made against any of the Company Releasees, which concern and are within the scope of this Agreement, directly or indirectly, specifically or generally, to any person, corporation, association, governmental agency, or other entity except: (a) to the extent necessary to report income to appropriate taxing authorities; (b) in response to an order of a court of competent jurisdiction or a subpoena issued under authority thereof; (c) in response to any subpoena issued by a state or federal governmental agency; or (d) as otherwise required by law. You agree that InSight has no confidentiality obligations with respect to this Agreement.

Steven M. King
November 18, 2009

     Assistance/Cooperation Regarding Current or Future Litigation or Investigation. In connection with InSight’s participation in current or future litigation or investigation relating to events which occurred during your employment with the Company and/or about which you have personal knowledge or information, you agree to cooperate in the preparation, prosecution, or defense of the Company’s case or investigation, including, but not limited to, meeting with the Company’s counsel, the execution of truthful declarations, being a deponent and/or witness, or providing information and/or documents requested by the Company or any governmental agency. You further agree not to voluntarily assist any party, any current or former employee of the Company, and/or attorney in any claim, dispute, charge, or litigation adverse to the Company. This paragraph does not prohibit you from testifying truthfully pursuant to a subpoena or lawful court order. In consideration of your agreement to cooperate in the event that the Company requests your cooperation about any matter that does not specifically relate to you or to an action taken by you during your employment with the Company, the Company agrees to reimburse you for all your reasonably incurred out-of-pocket expenses incurred in assisting the Company. You and the Company acknowledge and agree that you may have future employment or other obligations that may limit the amount of your time available to cooperate with the Company under this paragraph, and thus your reasonable cooperation will take into account any such limitations.
     Non Disparagement. As a material inducement to InSight to enter into this Agreement, you agree that you will not make any negative or disparaging comments about InSight or IHSC. InSight and IHSC agree that they will not make any negative or disparaging comments about you.
     Other Agreements. Except for (i) Exhibit A, (ii) the InSight 401(k) Plan, and (iii) the Indemnification Agreement, the terms of this Agreement supercede any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, among you, the Company and IHSC and this Agreement shall operate to terminate all such other agreements between you and the InSight Companies.
     Successors. This Agreement is binding upon the Company, IHSC and you and upon the Company’s, IHSC’s and your respective successors, assigns, heirs, executors, administrators and legal representatives.
     No Strict Construction. The language in this Agreement shall be deemed to be the language mutually chosen by the parties to reflect their mutual intent and no doctrine of strict construction shall apply against any party.
     Entire Agreement. This Agreement constitutes the full, complete, and exclusive agreement among you, InSight and IHSC with respect to the subject matter herein. This Agreement cannot be changed unless in writing, signed by you, InSight, and IHSC.
     Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar. No waiver shall constitute a

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November 18, 2009

continuing waiver. No waiver shall be binding unless executed in writing by the party charged with the waiver.
     Severability. In the event any provision of this Agreement shall be determined to be unlawful, such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.
     Headings. The headings of the paragraphs of this Agreement are for the purposes of convenience only, and shall not be deemed to amend, modify, expand, limit or in any way affect the meanings of any of the provisions hereof.
     Governing Law. This Agreement is made and entered into in the State of California, without regard to any conflicts of law principles thereof that would call for the application of the laws of any other jurisdiction.
     Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, will be submitted to final and binding arbitration in Orange County, California, before a mutually agreed upon arbitrator from Judicial Arbitration and Mediation Services (JAMS), as the exclusive remedy for such controversy or dispute. Judgment upon any award rendered by the arbitrator may be entered in the Superior Court of the County of Orange, State of California, which will have exclusive jurisdiction thereof. The prevailing party in any proceeding brought to enforce the terms of this Agreement will be entitled to recover from the other party all damages, costs and expenses, including without limitation, reasonable attorneys’ and arbitrators’ fees , incurred as a result of such action. In agreeing to this arbitration, you understand and agree that you are waiving the right to a jury trial as to any issue(s) subject to this Agreement. The decision of the arbitrator will be bound by generally accepted legal principles, including but not limited to all rules of law and legal principles concerning potential liability, burdens of proof, and measure of damages found in all applicable California statutes and administrative rules and codes, and all California case law. The parties agree that this provision does not limit his/its/their right to seek injunctive relief in the threat of imminent and irreparable harm as a result of breach of this Agreement.
     Consideration Period. You have until 5:00 p.m. on December 9, 2009, or twenty-one (21) days from receipt of this Agreement to consider it. InSight hereby advises you to consult with an attorney before signing this Agreement.
     Revocation Period. For a period of seven (7) days following the signing of this Agreement, you may revoke this Agreement. This Agreement does not become effective or enforceable until the revocation period has expired without you exercising your option to revoke.

Steven M. King
November 18, 2009

     Please acknowledge your understanding and acceptance of this Agreement by executing two copies of this Agreement below and returning both copies to me no later than 5:00 p.m. on December 9, 2009, or on the twenty-first (21st) day from the day you receive this Agreement.

Sincerely,
/s/ Louis E. Hallman, III
Louis E. Hallman, III
President and Chief Executive Officer InSight Health Services Corp. and InSight Health Services Holdings Corp.

Enclosures
ACKNOWLEDGED AND AGREED:

Dated: 11/18/09
/s/ Steven M. King
Steven M. King

EXHIBIT A
V.	CERTAIN COVENANTS OF EXECUTIVE
SECTION 5.01 Covenants Against Unfair Competition.
     (a) Acknowledgments. Executive acknowledges that, as of the date hereof (i) the principal business of Company and its affiliates is the provision of diagnostic imaging, treatment and related management services through a network of mobile magnetic resonance imaging (“MRI”) and positron emission tomography (“PET”) facilities, fixed-site MRI and PET facilities and multi-modality centers, at times, together with other healthcare providers, utilizing the related equipment and computer programs and “software” and various corporate investment structures (“Company Business”); (ii) Company Business is primarily national in scope; (iii) the industry is highly competitive; and (iv) Executive’s duties hereunder will cause Executive to have access to and be entrusted with various trade secrets not readily available to the public or competitors, consisting of business accounts, lists of customers and other business contacts, information concerning Company’s relationships with actual or potential clients or customers and the needs or requirements of such clients or customers, budgets, business and financial plans, employee lists, financial information, artwork, designs, graphics, marketing plans and techniques, business strategy and development, know-how or other matters connected with Company Business, computer software programs and specifications (some of which may be developed in part by Executive under this Employment Agreement), which items are owned exclusively by Company and used in the operation of Company Business (“Trade Secrets”). Notwithstanding the foregoing, the parties agree that the term “Trade Secrets” shall not include information which (i) is or becomes generally available to the public, without violation of any obligation of confidentiality by Executive, (ii) is or becomes available from a third party on a nonconfidential basis, provided that such third party is not bound by a confidentiality agreement concerning the Trade Secrets and (iii) is or has been independently acquired or developed by Executive without violating the provisions of this Section.
     Executive further acknowledges that the Trade Secrets will be disclosed to Executive or obtained by Executive and received in confidence and trust for the sole purpose of using the same for the sole benefit of Company Business. Executive also acknowledges that such Trade Secrets are valuable to Company, of a unique and special nature, and important to Company in competing in the marketplace.
     During and after the term of the Employment Agreement (otherwise than in the performance of the Employment Agreement), without Company’s prior written consent, Executive shall not divulge or use all or any of the Trade Secrets to or for any person or entity except (i) for the benefit of Company and as necessary to perform Executive’s services under the Employment Agreement; and (ii) when required by law, and then only after consultation with Company or unless such information is in the public domain. In the event that Executive, becomes or is legally compelled (whether by deposition, interrogatories, request for documents, subpoena, civil investigative demand or similar process) to disclose any Trade Secrets, Executive shall provide Company with prompt, prior written notice of such requirement so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section. Executive agrees that his obligations under this Section 5.01 shall be absolute and unconditional.
     (b) Breach. Executive understands and agrees that Executive’s employment with Company may be terminated if Executive breaches the Employment Agreement or in any way divulges such Trade Secrets. Executive further understands and agrees that Company may be irreparably harmed by any violation or threatened violation of the Employment Agreement and, therefore, Company may be entitled to injunctive relief to enforce any of the provisions contained herein.
     (c) Non-Compete. During the period of Executive’s employment, Executive will not directly or indirectly either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any activity or business which Company shall determine in good faith to be in competition in any substantial way with Company Business within any metropolitan area in the United States or elsewhere in which Company is then engaged in Company Business. The parties acknowledge that in California and some states post-employment non-compete clauses may be generally unenforceable, but that other states and jurisdictions permit such agreements. Executive hereby agrees that Executive will not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any activity or business which Company shall determine in good faith to be in competition in any substantial way with Company Business as conducted at the effective date of termination of Executive’s employment by Company for or a period of twelve (12) months after the termination of Executive’s employment and that this Section will be enforceable to the greatest extent of the law.
     (d) No Solicitation of Employees. During Executive’s employment and for a period of twelve (12) months after the termination of Executive’s employment, Executive will not, either directly or indirectly, either alone or in concert with others, solicit or entice or participate in the solicitation or attempt to solicit or in any manner encourage employees of Company to leave Company or work for anyone that is in competition in any substantial way with Company Business (which in the case of the period following Executive’s termination, shall mean Company Business as conducted as of the effective date of termination of Executive’s employment with Company); provided, however, that the public listing, advertising or posting of an available position shall not constitute solicitation or an attempt to solicit hereunder and this subsection (d) shall not preclude Executive from hiring an individual pursuant thereto.
     (e) No Solicitation of Customers. Executive will not during the course of Executive’s employment, or for twelve (12) months thereafter, either directly or indirectly call on, solicit, or take away, or attempt to call on, solicit or take away any of Company’s customers on behalf of any business that is in competition in any substantial way with Company. Executive promises and agrees not to engage in any unfair competition with Company. During Executive’s employment, Executive agrees not to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise that would be in competition with Company Business. In the event of the termination of Executive’s employment and for a period of twelve (12) months thereafter, Executive will not accept any employment or engage in any activities which Company shall determine in good faith to be competitive with Company, if the fulfillment of the duties of the competitive employment or activities would inherently require Executive to reveal Trade Secrets to which Executive has access or learned during Executive’s employment on behalf of any business that is in competition in any substantial way with Company.
     (f) Return of Company Property. In the event of the termination of Executive’s employment, Executive will deliver to Company all devices, records, sketches, reports, proposals, files, customer lists, mailing or contact lists, correspondence, computer tapes, discs and design and other document and data storage and retrieval materials (and all copies, compilations and summaries thereof), equipment, documents, duplicates, notes, drawings, specifications, research tape or other electronic recordings, programs, data and other materials or property of any nature belonging to Company or relating to Company Business, and Executive will not take with Executive or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing. Company property includes personal property, made or compiled by Executive, in whole or in part and alone or with others, or in any way coming into Executive’s possession concerning Company Business or other affairs of Company or any of its affiliates.
     (g) Disclosure and Assignment of Rights. (i) Executive shall promptly disclose and assign to Company and its affiliates or its nominee(s), to the maximum extent permitted by Section 2870 of the California Labor Code, as it may be hereafter amended from time to time, all right, title and interest of Executive in and to any and all ideas, inventions, discoveries, secret processes and methods and improvements, together with any and all patents that may be issued thereon in the United States and in all foreign countries, which Executive may invent, develop or improve, or cause to be invented, developed or improved, during the term of the Employment Agreement or which are (1) conceived and developed during normal working hours, and (2) related to the scope of Company Business. As used herein, the term “invent” includes “make”, “discover”, “develop”, “manufacture” or “produce”, or any of them; “invention” includes the phrase “any new or useful original art, machine, methods of manufacture, process, composition of matter, design, or configuration of any kind”; “improvement” includes “discovery” or “production”; and “patent” includes “Letters Patent” and “all the extensions, renewals, modifications, improvements and reissues of such patents”.
          (ii) Executive shall disclose immediately to duly authorized representatives of Company any ideas, inventions, discoveries, secret processes and methods and improvements covered by the provisions of paragraph (i) above, and execute all documents reasonably required in connection with the application for an issuance of Letters Patent in the United States and in any foreign country and the assignment thereof to Company and its affiliates or its nominee(s).
SECTION 5.02 Rights and Remedies Upon Breach. If Executive breaches, or threatens to breach, in any material respect any of the provisions of Section 5.01 hereof (“Restrictive Covenants”), Company shall, in addition to all its other rights hereunder and under applicable law and in equity, have the right to seek specific enforcement of the Restrictive Covenants by any court having jurisdiction, including, without limitation, the granting of a preliminary injunction which may be granted without the necessity of proving damages or the posting of a bond or other security, it being acknowledged that any such breach or threatened breach may cause irreparable injury to Company and that money damages may not provide an adequate remedy to Company. In addition to and not in lieu of any other remedy that Company may have pursuant to the attached Agreement or otherwise, in the event of any breach of any provision of Section 5.01 during the period which Executive is entitled to receive payments and benefits pursuant to the attached Agreement, such period shall terminate as of the date of such breach and Executive shall not thereafter be entitled to receive any salary or other payments or benefits under the attached Agreement.
SECTION 5.03 Severability and Modification of Covenants. Company and Executive agree and acknowledge that the duration, scope and geographic area of the Restrictive Covenants described in this Section 5.01 are fair, reasonable and necessary in order to protect the good will and other legitimate interests of Company, that adequate consideration has been received by Executive for such obligations, and that these obligations do not prevent Executive from earning a livelihood. If any court of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court of competent jurisdiction construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration or geographic scope of such provision or otherwise, such provision shall be deemed amended to the minimum extent required to make it enforceable and, in its reduced form, such provision shall then be enforceable and enforced.
SECTION 6.01 (a) Customers, Suppliers. Executive does not have, and at any time during the term of the Employment Agreement shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any customer of or supplier to Company.
     (b) Certain Activities. Executive during the term of the Employment Agreement shall not (i) give or agree to give, any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to assist or hinder Company in connection with any proposed transaction, which gift or similar benefit, if not given or continued in the future, might adversely affect the business or prospects of Company, (ii) use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, (iii) make any unlawful expenditures relating to political activity to government officials or others, (iv) establish or maintain any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, and (v) accept or receive any unlawful contributions, payments, gifts, or expenditures.